Exhibit 1.1 Articles of Association (Satzung) of Schering Aktiengesellschaft, as amended to date (English-language convenience translation thereof)

Articles of Association
Schering Aktiengesellschaft
Berlin

Section I
General Provisions

Article 1

Name, registered office

(1)	The name of the Company is Schering Aktiengesellschaft.
(2)	The Company’s registered office is Berlin, Germany.

Article 2

Purpose of the Company

(1)	The purpose of the Company is
a)

to research, develop, manufacture, buy, and sell all types of chemical and biotechnology products; these products include in particular pharmaceuticals, pharmaceutical substances, diagnostics and vaccines for human and veterinary medicine, as well as fine chemicals, radioactive substances, and intermediates;

b)	to research, develop, manufacture, buy, and sell preparations and equipment for medical and laboratory purposes; and
c)	to develop, acquire, and commercialize chemical, biological, and technical processes and facilities.
(2)

The Company is entitled to enter into all transactions and implement all measures that appear necessary or useful in achieving its business purpose. For example, the Company is permitted to acquire and sell operations and subsidiaries in Germany and abroad, to perform all type of services and consulting, and to form or acquire equity interests in all types of other companies. The Company can pursue its business purpose itself or via subsidiaries and associated companies.

Article 3

Notices

(1)	The Company’s notices are published in the electronic version of the Bundesanzeiger (Federal Gazette).

Section II
Share capital and shares

Article 4

Share capital, shares

(1)	The share capital of the Company amounts to Euro 194,000,000.
(2)	The share capital is composed of 194,000,000 no-par value shares.
(3)	The shares are bearer shares.
(4)

The shareholders are not entitled to claim certification of their interest in the Company or issuance of any profit participation certificates or renewal coupons. The Company can issue stock certificates that evidence single or multiple shares.

Article 5

Authorized capital

(1)

The Executive Board is authorized to increase the share capital with the approval of the Supervisory Board once or several times in the period up to April 15, 2009 by issuing new shares against cash or non-cash contributions totaling no more than Euro 97,000,000 (authorized capital). The shareholders must be granted preemptive rights.

(2)	The Executive Board is authorized to disapply the preemptive rights of shareholders with the approval of the Supervisory Board
a)

if the increase in share capital by way of cash contributions does not exceed a total of 10% of the share capital either at the time this authorization enters into force or at the time it is exercised, and the issue price of the new shares is not substantially lower than the market price of the shares at the time the issue price is determined by the Executive Board; the shares that count toward the limit of 10% of the share capital are those that were issued or will be issued for the purpose of servicing bonds with conversion or option rights to the extent that the bonds were issued based on an authorization to issue bonds in accordance with section 186 (3) sentence 4 of the Aktiengesetz (AktG – German Stock Corporation Act) applicable at the time this authorization enters into force or an authorization replacing the above that disapplies preemptive rights; or

b)

if the Executive Board increases the share capital against non-cash contributions for the purpose of acquiring companies, equity interests, parts of companies, intellectual property rights, e.g., patents, trademarks or licenses granted to such rights, or other product rights; or

c)

to the extent that it is necessary to grant to holders of convertible bonds or warrants of the Company or its wholly owned subsidiaries preemptive rights for new shares for antidilutive purposes equal to the number they would be entitled to after exercise of the conversion or option rights; or

d)	insofar as it is necessary to settle fractions.
(3)	The Executive Board is authorized to determine the further details of the capital increase with the approval of the Supervisory Board.

Article 6

Contingent capital

(1)

The share capital shall be increased contingently by up to Euro 10,000,000 (contingent capital I). Contingent capital I is composed of up to 10,000,000 shares. The contingent capital increase is final only insofar as the holders of convertible bonds or warrants from bonds with warrants issued by the Company or a Group company by April 15, 2009 based on the authorization of the General Meeting on April 16, 2004 exercise their conversion or option rights, and insofar as the Company does not employ other forms of settlement to service these bonds.

(2)

The share capital shall be increased contingently by up to Euro 5,000,000 (contingent capital II). Contingent capital II is composed of up to 5,000,000 shares. The contingent capital increase shall be implemented only insofar as the holders of stock options issued by the Company by September 30, 2003 based on the authorization of the General Meeting on April 26, 2001 exercise their options, and the Company does not settle the options using own shares or a cash settlement.

(3)

The new shares arising from contingent capital I carry dividend rights from the beginning of the fiscal year in which the options are exercised. The new shares arising from contingent capital II carry dividend rights from the beginning of the fiscal year for which no resolution on the appropriation of the unappropriated profit has yet been passed by the General Meeting at the time the options are exercised.

Section III
The Executive Board

Article 7

Number of Executive Board members

(1)	The Executive Board is composed of several members; the number of members is determined by the Supervisory Board.

Article 8

Resolutions by the Executive Board, representation of the Company

(1)

The Executive Board adopts resolutions by a simple majority of the votes of all members. If the Supervisory Board has named a Chairman of the Executive Board, the Chairman casts the deciding vote in the case of a tied vote.

(2)	The Company is legally represented by two Executive Board members or by an Executive Board member in conjunction with a Prokurist (authorized signatory).

Section IV
The Supervisory Board

Article 9

Number of Supervisory Board members, term of office

(1)

The Supervisory Board has sixteen members. Eight members are elected by the General Meeting and eight members are elected by the employees in accordance with the Mitbestimmungsgesetz (German Co-Determination Act). The term of office of Supervisory Board members ends no later than the end of the General Meeting that must resolve to approve their actions for the fourth fiscal year after the start of their term of office. The fiscal year in which the term of office begins is not included.

(2)

The General Meeting may appoint alternate members for the Supervisory Board members it elects. Alternate members become regular members of the Supervisory Board after approval is granted by the General Meeting in the event that regular members step down from the Supervisory Board prematurely. The election of alternate members for the regular Supervisory Board members representing the employees is governed by the Mitbestimmungsgesetz. The terms of office of alternate Supervisory Board members expire at the end of the terms of office of the regular members prematurely stepping down from the Supervisory Board.

(3)	Members may resign from the Supervisory Board, including without good cause. They must submit their resignation in writing to the Executive Board giving notice of one month.

Article 10

Constituent meeting

(1)

A Supervisory Board meeting is held after the General Meeting at which all of the Supervisory Board members to be elected by the General Meeting are newly elected. No separate invitation is required for this meeting. At this meeting, the Supervisory Board elects a Supervisory Board Chairman and Deputy Chairman for the duration of its term of office in accordance with the specific provisions of the Mitbestimmungsgesetz. If the Supervisory Board Chairman or Deputy Chairman leaves office before the end of his/her term, the Supervisory Board elects a replacement without delay.

Article 11

By-laws, resolutions

(1)	The Supervisory Board shall adopt by-laws.
(2)

The Supervisory Board adopts resolutions by a simple majority of the votes cast unless a different majority is required by law. The Supervisory Board Chairman sets the agenda of meetings and the method of voting. If a vote results in a tie, and a new vote on the same issue also results in a tie, the Supervisory Board Chairman is permitted to cast two votes. The same is true for votes in Supervisory Board committees, provided that the Supervisory Board Chairman is a member of the relevant committee.

(3)

The Supervisory Board Chairman shall submit the declarations of intent required to implement the resolutions adopted by the Supervisory Board and its committees on behalf of the Supervisory Board. If the Chairman is unable to do so, the Deputy Chairman will perform this duty.

Article 12

Formal amendments to the Articles of Association

(1)	The Supervisory Board is entitled to resolve amendments to the Articles of Association that only affect the wording.

Article 13

Remuneration of the Supervisory Board

(1)	Each member of the Supervisory Board shall receive remuneration for his or her activities. This remuneration contains fixed and performance-related components.
(2)	Each member of the Supervisory Board shall receive fixed remuneration of Euro 35,000 per year.
(3)	The Supervisory Board shall receive Euro 585,000 annually to remunerate its members for their service on committees. The Supervisory Board will decide how to distribute these funds.
(4)

Each member of the Supervisory Board shall receive annual remuneration based on short-term performance. This remuneration amounts to Euro 250 for each Euro 0.01 in earnings per share (basic) reported in the consolidated financial statements prepared in accordance with International Financial Reporting Standards (IFRSs) that exceed a minimum of Euro 1.20. The minimum amount of Euro 1.20 will increase by 6% per year from 2005 onward.

(5)

Each Supervisory Board member shall receive annual remuneration based on the long-term performance of the Company (“long-term remuneration”). The long-term remuneration is based on the increase in the value of the Company’s stock over an observation period of three fiscal years. This increase in value corresponds to the increase in the Company’s share price plus the dividend paid per share within the observation period. The observation period begins with the first day of the fiscal year for which the long-term remuneration is granted and ends with the last day of the second fiscal year thereafter. The key factors for calculating the increase in the Company’s share price are the relevant closing prices on the XETRA trading platform. The long-term remuneration is composed of a basic payment of Euro 35,000, which is increased depending on the increase in the value of the Company’s stock. If the value of the Company’s stock grows by up to 75%, the additional payment amounts to 1 percent of the basic payment for each full percentage point in value growth and to one-half percent for each full percentage point in value growth above and beyond that. The long-term remuneration is only paid if the Company’s stock has increased in value by at least 15% during the observation period.

(6)

The Chairman of the Supervisory Board receives 2.25 times the remuneration of other members, and the Deputy Chairman receives 1.1 times the remuneration of other members. This does not apply to the remuneration described in section (3).

(7)

The applicable statutory rate of VAT is added to the remuneration of the members of the Supervisory Board. In addition, the Company shall reimburse the expenses of the members of the Supervisory Board upon submission of an invoice.

(8)

The provisions of this Article 13 enter into force as of the beginning of fiscal year 2005. Remuneration in accordance with sections (2), (3), and (4) will be paid by the Company after the relevant Ordinary General Meeting following the end of the fiscal year for which this remuneration is to be paid. Remuneration in accordance with section (5) will be paid by the Company after the relevant Ordinary General Meeting following the end of the applicable three-year period. Members of the Supervisory Board who did not serve in this capacity during the entire fiscal year will receive pro-rated remuneration.

Section V
The General Meeting

Article 14

Convening

(1)	The Executive Board or the Supervisory Board shall convene the General Meeting.
(2)

To the extent that no shorter period is permissible by law, the General Meeting must be convened at least thirty days before the day by the end of which the shareholders must have registered for the General Meeting in accordance with Article 15.

Article 15

Conditions for participation

(1)

Only those shareholders who register in German or English to attend the General Meeting, and who provide proof in text form of their share ownership (section 126b BGB) to the Company or an agent mentioned in the invitation, by the end of the seventh day before the date of the General Meeting are entitled to attend the General Meeting and exercise their voting rights.

(2)	Proof of share ownership must relate to the statutory record date and must be provided in text form in German or English (section 126b BGB).
(3)

If the last day of registration or the day to which proof of ownership of the shares must relate falls on a Saturday, a Sunday, or a public holiday at the registered office of the Company, the last working day preceding this day shall take the place of the definitive day in accordance with the provisions above. Saturdays do not count as working days for the purposes of this Article 15.

(4)

Bearers of new shares can participate in the General Meeting even if their shares have not yet been credited to them. However, such shareholders must also register with the Company in accordance with the provisions above and must furnish suitable proof of their status as shareholders.

Article 16

Chairmanship of the General Meeting

(1)

The Supervisory Board Chairman shall chair the General Meeting. If the Chairman is unable to do so, the attending Supervisory Board members representing the shareholders shall elect the chairman of the General Meeting.

(2)	The chairman of the General Meeting determines the order in which the items on the agenda are addressed. The chairman also determines the way in which voting is conducted.
(3)

Proxy votes must be submitted in writing. Submission via fax or in an electronic form to be specified by the Company in the invitation is sufficient only to the extent that the Executive Board or the Supervisory Board announced this option when the General Meeting was convened. In cases of doubt, the chairman of the General Meeting shall decide whether to accept proxies from shareholder representatives.

Article 17

Voting

(1)	Each share entitles the holder to one vote in the General Meeting.
(2)

A simple majority of the votes cast is sufficient to adopt resolutions by the General Meeting. If a capital majority is required, a simple majority of the share capital represented when voting on the resolution takes place is sufficient. The above provisions are not applicable if a larger voting or capital majority is required by law.

(3)

In general, only “no” votes and abstentions are counted in voting (subtraction method). Votes by shareholders who neither voted “no”, nor abstained from voting, count as “yes” votes. The chairman can specify an alternative voting method.

(4)

If no simple majority is achieved in the first round of voting in elections, then a second round is held with the two candidates who received the greatest number of votes. The candidate who then receives the most votes cast is the winner. If each candidate receives the same number of votes, the chairman of the General Meeting decides the result by drawing lots.

Section VI
Fiscal year and appropriation of the unappropriated profit

Article 18

Fiscal year

(1)	The Company’s fiscal year is the calendar year.

Article 19

Appropriation of the unappropriated profit

(1)

The General Meeting resolves on the appropriation of the unappropriated profit on the basis of the adopted financial statements. The General Meeting can resolve a non-cash distribution instead of or in addition to a cash distribution.

(2)

If the Executive Board and the Supervisory Board adopt the financial statements, they can appropriate no more than half of the net profit for the year to other retained earnings. In the resolution on the appropriation of the unappropriated profit, the General Meeting can transfer additional amounts to other retained earnings or carry these amounts forward.

(3)	If new shares are issued, dividend rights deviating from those set out in section 60 of the Aktiengesetz may be specified.